Febuary 13, 2003 K-Tronik N.A., Inc. 290 Vincent Avenue Hackensack, New Jersey 07601 Attn: Robert Kim, President	BUSINESS ALLIANCE CAPITAL CORPORATION Corporate Headquarters: 214 Carnegie Center Suite302 Princeton, NJ 08540 609.514.1140 800.246.1089 Fax: 609.514.1137

Re: Loan and Security Agreement dated September 17, 1998 as modified (the "Loan Agreement")

Gentlemen:

                 By our letter of January 23, 2003 we notified you of the existence of an Event of Default as a consequence of your failure to deliver the required financial statements for the year ended September 30, 2002 within the time period required under Section 6.4 of the Loan Agreement. You have this date furnished to us the required financial statements for such year ended September 30, 2002.

                 This is to confirm our waiver of the above specified Event of Default, subject to the condition that your Obligations shall be bear interest at the Default Rate provided for in Loan Agreement from Febuary 1, 2003 to, but excluding, the date hereof.

                 The foregoing waiver shall be limited to the specified Event of Default set forth in our letter of January 23, 2003, and shall not apply to any other Events of Default, if any so exist, or any future violation of any provisions of the Loan Agreement of any other Loan Documents.

                 Except as herein set forth, the Loan Agreement and all other Loan Documents shall remain in full force and effect.

Business Alliance Capital Corp.

By:	/s/ William Seibold
William Seibold Senior Vice President